Exhibit 10.3
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
3226509 NOVA SCOTIA COMPANY
PROMISSORY NOTE
(Guaranteed by ION GEOPHYSICAL CORPORATION)
September 18, 2008

US$35,000,000.00	Calgary, Alberta
     FOR VALUE RECEIVED, 3226509 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company, as the “Company”, promises to pay to 1236929 ALBERTA LTD., an Alberta corporation, as “Payee”, in lawful money of the United States of America, the principal sum of THIRTY-FIVE MILLION AND NO/100 DOLLARS (US$35,000,000.00), together with accrued interest thereon at such rates and at such time or times as provided for herein. This Promissory Note (the “Note”) is issued pursuant to that certain Amended and Restated Share Purchase Agreement by and among ION Geophysical Corporation, a Delaware corporation and the indirect owner of all of the outstanding equity interests of the Company (“ION”), the Payee, ARAM Systems Ltd., Canadian Seismic Rentals Inc. and the other “Sellers” (as that term is defined therein), dated as of September 17, 2008 (as such agreement may be further amended, restated, modified or supplemented, the “Share Purchase Agreement”).
     Capitalized terms used herein that are not defined in this Note shall have the respective meanings assigned to such terms in the Share Purchase Agreement.
     The following is a statement of the rights of Payee and the conditions to which this Note is subject, and to which the Payee hereof, by the acceptance of this Note, agrees:
     1. Definitions. As used in this Note, the following capitalized terms have the following meanings:
          (a) “Company” means the entity executing this Note and its successors and permitted assignees.
          (b) “Payee” shall mean the Person specified in the introductory paragraph of this Note, or any Person who shall at such time be the permitted assignee of this Note.

          (c) “Senior Credit Facility” shall mean that certain Amended and Restated Credit Agreement dated July 3, 2008 by and among ION, ION International S.à r.l, the guarantors party thereto and the lenders party thereto, as amended by that certain First Amendment thereto dated September 17, 2008, as same may be further amended, modified or supplemented.
          (d) “Senior Indebtedness” shall mean the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, penalties, costs of enforcement and other amounts due in connection with (i) the obligations of ION and its Subsidiaries under the Senior Credit Facility, (ii) the indebtedness of ION under its 5.50% Convertible Senior Notes due 2008, (iii) indebtedness of ION under certain short-term bridge loans extended to ION by Jefferies Funding LLC and its designees and assignees contemporaneously with the issuance of this Note by ION (the “Short Term Bridge Loans”), (iv) the liabilities of ION and its Subsidiaries with respect to capital leases and obligations under its facility sale-leaseback facility, (v) all guaranties by ION and its Subsidiaries of the obligations described in clauses (i) — (iv) above, and (vi) any debentures, notes or other evidence of indebtedness issued in exchange for, or in the refinancing of, such Senior Indebtedness, or any indebtedness arising from the payment and satisfaction of such Senior Indebtedness by a guarantor.
     2. Interest. Accrued interest on this Note shall be payable at such time as the outstanding principal amount hereof shall be paid, as provided herein. The Company promises to pay interest on the unpaid principal amount hereof for the period from (and including) the date of the making of this Note to (but excluding) the date that the Indebtedness under this Note shall be paid in full. Interest on the unpaid principal amount of this Note shall accrue at the rate of nine percent (9%) per annum (based on a year of 365 or 366 days, as the case may be), except as provided in Sections 2(a) and 2(b) below.
          (a) In the event that the outstanding indebtedness under this Note is not paid in full on or before the later to occur of the following: (i) December 17, 2008 and (ii) the date that is forty-five (45) days following the Financial Statements Delivery Date (such later date being referred to herein as the “Interest Change Date”), then commencing on (and including) the date that immediately follows the Interest Change Date, interest on the unpaid principal amount of this Note shall accrue thereafter until paid at a rate equal to twelve percent (12%) per annum; and
          (b) In the event that the outstanding indebtedness under this Note is not paid in full on or before March 18, 2009, then commencing on (and including) March 19, 2009, interest on the unpaid principal amount of this Note shall accrue thereafter until paid at a rate equal to fifteen percent (15%) per annum.
     3. Payment of Interest and Principal. The indebtedness under this Note shall be payable as set forth herein. The Company shall pay accrued interest hereunder (a) upon the payment or prepayment of any principal amount owing under this Note (but only on the principal amount so prepaid or paid) and (b) on the Maturity Date (as defined below). The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the date (the “Maturity Date”) that is the earlier to occur of: (i) September 18, 2009 and (ii) the date that both (x) the Escrow Funds (in an amount equal to the then-outstanding principal amount of this Note, plus the Interest Amount) have been paid and deposited in escrow pursuant to the terms of Section 1.5(a)(i) of the Share Purchase Agreement, and (y) the Incremental Interest Amount has been paid in full to Payee pursuant to the terms of Section 1.5(a)(ii) of the Share Purchase Agreement. Such payment into escrow of the Escrow Funds and payment to Payee of the Incremental Interest Amount by the Company shall be deemed to be the payment in full of the outstanding indebtedness evidenced by this Note, whereupon Payee shall mark this Note as “Cancelled” and surrender this Note to the Company. This Note may be prepaid, at any time, in whole or in part, with each such prepayment being applied first to accrued and unpaid interest, and then to outstanding principal, upon one (1) Business Day’s prior written notice, without premium or penalty. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.
     4. Right of Set-Off. The Company shall have the right to withhold and set off against any amount due hereunder, the amount of (a) any indemnification of money Damages to which the Company (or any Buyer Indemnified Person) is entitled under Article 8 of the Share Purchase Agreement, but only subject to and in accordance with the terms of Section 8.11(a) thereof, and (B) any purchase price adjustments payable by Sellers pursuant to Section 1.5 of the Share Purchase Agreement, but only subject to and in accordance with the terms of Section 1.5(a)(v) thereof.
     5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
          (a) Failure to Pay. The Company shall fail in any material respect to pay (i) any principal payment on the due date thereof as provided herein or (ii) any interest or other payment required under the terms of this Note on the date due, and such payment shall not have been made within ten (10) Business Days of the Company’s receipt of Payee’s written notice to the Company of such failure to pay; provided, however, that any exercise by the Company in good faith of its right of setoff pursuant to Section 4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default hereunder;
          (b) Breach of Covenants. The Company shall fail in any material respect to observe or perform any covenant, obligation, condition or agreement contained in this Note and (i) such failure shall continue for thirty (30) days, or (ii) if such failure is not curable within such thirty (30) day period, but is reasonably capable of cure within sixty (60) days, then either (A) such failure shall continue for sixty (60) days or (B) the Company shall not have commenced curative measures in a manner reasonably satisfactory to Payee within such initial thirty (30) day period;
          (c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become “insolvent” (as such term may be defined or interpreted under applicable statutory authority), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vii) take any action for the purpose of effecting any of the foregoing;
          (d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced, and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of such commencement; or
          (e) Senior Indebtedness. ION shall be in default under the terms of any Senior Indebtedness where (i) such default has resulted in the acceleration of such Senior Indebtedness prior to its stated maturity, and (ii) the principal amount at maturity of such Senior Indebtedness under which there has been such a default aggregates $20.0 million or more.
     6. Rights of Payee upon Default. Upon the occurrence or existence of any Event of Default (other than any Event of Default referred to in Sections 5(c) or 5(d) hereof), and at any time thereafter during the continuance of such Event of Default, Payee may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(c) or 5(d) hereof, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Payee may exercise any other right, power or remedy granted to it otherwise permitted to it by law, either by suit in equity or by action at law, or both.
     7. Guarantee. The payment of principal of and interest on this Note is guaranteed by ION pursuant to the terms of that certain Guaranty dated as of September 18, 2008, and Payee shall be entitled to the benefits of such Guaranty.
     8. Special Company Covenants.
          (a) The Company agrees that until all outstanding indebtedness under this Note is paid in full, ION shall not, and shall cause its Subsidiaries not to, incur, assume, suffer to exist or issue any indebtedness or debt security other than (i) indebtedness created under the Senior Credit Facility, including renewals, extensions, and refinancings thereof, in an aggregate principal amount at any one time outstanding not to exceed US$235,000,000, (ii) this Note; (iii) the outstanding 5.50% Convertible Senior Notes due 2008, (iv) equipment financing facilities, capital leases and/or sale/leaseback arrangements in an aggregate amount not to exceed US$44,000,000 at any time outstanding, (v) indebtedness existing as of the date hereof until such amounts are repaid; (vi) indebtedness of ION owed to a Subsidiary and of a Subsidiary owed to ION or any other Subsidiary, (vii) indebtedness arising under any hedging agreement permitted under the Senior Credit Facility, (viii) letters of credit and /or bank guarantees not issued under the Senior Credit Facility up to an aggregate maximum amount at any time of US$6,600,000, (ix) indebtedness of any entity that becomes a Subsidiary after the date hereof, in an aggregate amount not to exceed US$44,000,000, provided that such indebtedness exists at the time such entity becomes a Subsidiary and is not created in contemplation of or in connection with such entity becoming a Subsidiary, (x) purchase money indebtedness, (xi) unsecured indebtedness subordinate in right of payment to the indebtedness arising under this Note, (xii) indebtedness arising on account of deferred charges, deferred workers compensation liabilities, or deferred employee medical liabilities, (xiii) any financed insurance premiums, (xiv) indemnities and surety obligations arising in the ordinary course of business, (xv) obligations consisting of trade payables (including trade notes payable) that are not more than ninety (90) days past due, (xvi) other unsecured indebtedness (including notes payable) that shall not exceed, at any time outstanding, in the aggregate, US$45,000,000, (xvii) indebtedness (the “Refinancing Debt”) incurred in the form of “Bridge Loans”, “Notes”, “Exchange Notes” and/or “Term Loans” as such terms are defined in that certain Commitment Letter dated August 28, 2008 by and between Jefferies Finance LLC and ION, in an aggregate principal amount not to exceed US$175,000,000, provided that the proceeds of the Refinancing Debt are used to repay in full (A) the outstanding revolving credit loan indebtedness under the Senior Credit Facility originally incurred contemporaneously with the issuance of this Note and (B) the outstanding indebtedness under the Short Term Bridge Loans, (xviii) indebtedness under the Short Term Bridge Loans in an aggregate principal amount outstanding not to exceed $41,000,000 at any one time, (xix) guarantees by ION of any indebtedness of a Subsidiary and by any Subsidiary of any indebtedness of ION or any other Subsidiary to the extent that such indebtedness is permitted under the foregoing clauses (i) through (xviii); provided, however, anything herein to the contrary notwithstanding, indebtedness permitted in clauses (iv), (ix), (x), (xi) and (xvi) shall not in the aggregate exceed $20,000,000 at any time outstanding.
          (b) In addition, the Company agrees that at such time that ION incurs the Refinancing Debt and applies a portion of the proceeds thereof to the payment in full of (i) the outstanding revolving credit loan indebtedness under the Senior Credit Facility originally incurred contemporaneously with the issuance of this Note and (ii) the outstanding indebtedness under the Short Term Bridge Loans, the total proceeds from such Refinancing Debt shall also include amounts sufficient to repay in full, which at such time shall be applied to repay in full, the then-outstanding principal of and interest on the indebtedness under this Note.
     9. Successors and Assigns. Subject to the restrictions on transfer described in Section 10 below, the rights and obligations of the Payee shall be binding upon and benefit the successors, assigns and transferees of the Payee.
     10. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the prior written consent of the Company and Payee.
     11. Transfer of this Note. This Note shall not be assigned or transferred by Payee without the express prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that if an Event of Default has occurred and remains uncured, then Payee’s rights and obligations under this Note shall be freely assignable by Payee so long as Payee and its assignee comply with all applicable securities laws in relation to such assignment.
     12. Notices. All notices, requests, demands, claims, instructions and other communications hereunder shall be in writing. Any notice, request, demand, claim, instruction or other communication to be given hereunder by either party to the other shall be sent by facsimile (with confirmation received of the recipient’s number) to the number stated below or shall be delivered personally or sent by registered or certified mail (postage prepaid and return receipt requested) to the address stated below.
If to the Company:
c/o ION Geophysical Corporation
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
Attention: R. Brian Hanson
Facsimile: (281) 879-3674
Copy to (which shall not constitute notice):
ION Geophysical Corporation
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
Attention: David L. Roland
Facsimile: (281) 879-3600
And
Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: Marc H. Folladori
Facsimile: (713) 238-4696
If to Payee:
161 Lochend Drive
Cochrane, Alberta T4C 2H2
Attention: Donald G. Chamberlain
Facsimile: (403) 932-2438

Copy to (which shall not constitute notice):
Borden Ladner Gervais LLP
1000 Canterra Tower
400 Third Avenue S.W.
Calgary, Alberta T2P 4H2
Attention:   David C. Whelan
Facsimile:   (403) 266-1395
or at such other facsimile number or address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is sent by facsimile or addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed on the date indicated on the facsimile confirmation or the postal receipt. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     13. Payment. All payments hereunder shall be made in lawful money of the United States of America.
     14. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the Province of Alberta, without regard to the conflicts of law provisions thereof or of any other jurisdiction.
     15. Submission to Jurisdiction. Each party to this Note irrevocably and unconditionally attorns to the jurisdiction of the courts of the Province of Alberta in any Action arising out of or relating to this Note and agrees that all claims in respect of such Action may be heard and determined in any such court. Each party also agrees not to bring any Action arising out of or relating to the this Note in any other court. Each party waives any objection to venue in any such Action and any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto and waives any right to elect trial by jury. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12. Nothing in this Section 15 will affect the right of any party to bring any Action arising out of or relating to this Note in any other court or to serve legal process in any other manner permitted at Law or in equity. Each party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity.
[Signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

3226509 NOVA SCOTIA COMPANY
a Nova Scotia unlimited liability company (the
“Company”)

By:	/s/ David L. Roland

Name:	David L. Roland

Title:	Vice President

ACCEPTED AND AGREED TO BY:

1236929 ALBERTA LTD. (the “Payee”)

By:	/s/ Donald Chamberlain

Name:	Donald Chamberlain

Title:	President